Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of February 19, 2015, is by and among Orbital Tracking Corp., a Nevada corporation (the “Parent”), Global Telesat Communications Limited, a Private Limited Company formed under the laws of England and Wales (the “Company”), and the shareholders of the Company (the “Shareholders” and each a “Shareholder”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

The Company has 1,000 shares of Ordinary Shares (the “Company Shares”) outstanding, all of which are held by the Shareholders.

The Shareholders have agreed to transfer the Company Shares in exchange for (i) an aggregate of 2,540,000 newly issued shares of common stock, par value $0.0001 per share, of the Parent (the “Parent Common Stock”) and an aggregate of 8,746,000 newly issued shares of Parent’s Series E Convertible Preferred Stock, par value $0.0001 per share (the “Parent Preferred Stock”), with such rights and designations as set forth in the form of Certificate of Designation attached hereto as Exhibit A (the “Certificate of Designation”),  (ii) an aggregate of Three Hundred and Seventy-Five Thousand Dollars ($375,000) (the “Cash Consideration” and (iii) a promissory note from Parent in the form attached hereto as Exhibit B (the “Note”).   Each share of Parent Preferred Stock shall be convertible into 10 shares of Parent Common Stock (the “Conversion Stock” and, together with the Parent Common Stock and the Parent Preferred Stock, the “Parent Securities”).

The Board of Directors of the Parent and the sole director of the Company (the “Sole Director”) has each determined that it is desirable to affect this share exchange.

AGREEMENT

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency is hereby acknowledged, the Parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I

Exchange of Shares

SECTION 1.01.  Exchange by the Shareholders.  At the Closing (as defined in Section 1.02), the Shareholders shall sell, transfer, convey, and assign to the Parent all of the Company Shares free and clear of all Liens (as defined herein) in exchange for (i) an aggregate of 2,540,000 shares of Parent Common Stock and 8,746,000 shares of Parent Preferred Stock , (ii) the Cash Consideration and (iii) the Note.  The amounts and denominations of the Parent Securities, Cash Consideration and Note allocated among the Shareholders are set forth in Exhibit C, attached hereto.

SECTION 1.02.  The Note.  The Company will, not later than two (2) business days prior to the Closing Date, provide Parent with an itemized and updated list of the Inventory (defined herein), together with copies of purchase orders, receipts or other documentation evidencing the total cost of the Inventory (the “Total Inventory Cost”).  Parent will review the aforesaid itemization and back-up documentation and the Parties will agree upon the Total Inventory Cost prior to the Closing.  The aggregate principal amount of the Note will be the Total Inventory Cost and the Note will mature one year from the Closing Date (the “Maturity Date”).  If, on the Maturity Date, any of the Inventory remains unsold (including any Inventory held at Amazon’s fulfillment centers), an entity designated by the Shareholder noted on Exhibit C will repurchase the unsold Inventory for a purchase price equal to the amount set forth opposite each unsold item of Inventory which is set forth on Exhibit D.  The Company shall maintain the Inventory after Closing at the Company’s offices in the U.K. (except for that portion of the Inventory on Exhibit D which will be held at Amazon’s fulfillment centers) and will insure the same in an amount equal to the Total Inventory Cost (naming such Shareholder’s designee as an additional insured) until the earlier of the date all of the Inventory is sold or the Maturity Date.  Upon request, Parent will provide the Shareholders with evidence of such insurance.

SECTION 1.03.  Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place at such location to be determined by the Company and Parent, commencing upon the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective Parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).  In the event that the Closing does not occur by March 31, 2015, for any reason, either Party may terminate this Agreement upon notice to the other and, in such event, none of the Parties hereto will have any rights or obligations hereunder or in connection with the Transactions contemplated hereby.

ARTICLE II

Representations and Warranties of the Shareholders

Each Shareholder individually, and not on behalf of any other Shareholder, hereby represents and warrants to the Parent, as follows:

SECTION 2.01.  Good Title.  Each Shareholder is the record and beneficial owner, and has good and marketable title to its Company Shares with the right and authority to sell, transfer, convey and assign such Company Shares owned by it to Parent as provided herein.  Each Shareholder owns the Company Shares free and clear of any and all Liens, preemptive rights, rights of first refusal and adverse interests of any kind and has received no notice of any third party claims against or challenging its ownership or control of such Company Shares.  At the Closing,  the Parent, as the new owner of such Company Shares, will receive good title to such Company Shares, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, shareholder agreements and other encumbrances (collectively, “Liens”).

SECTION 2.02.  Power and Authority.  All acts required to be taken by the Shareholders to enter into this Agreement and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of the Shareholders, enforceable against such Shareholder in accordance with the terms hereof, subject to applicable bankruptcy, insolvency and similar laws of general applicability and to general principles of equity.

SECTION 2.03.  No Conflicts.  Each Shareholder has the requisite power and authority to enter into this Agreement and to consummate the Transactions contemplated hereby and otherwise to carry out the Shareholder’s obligations hereunder.  No consent, approval or agreement of any individual or entity is required to be obtained by the Shareholders in connection with the execution and performance by the Shareholders of this Agreement or the execution and performance by the Shareholders of any agreements, instruments or other obligations entered into in connection with this Agreement.  The execution and delivery of this Agreement by the Shareholders and the performance by the Shareholders of their obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) to such Shareholder’s knowledge, will not violate any Laws applicable to such Shareholder; and (iii) will not violate or breach any contractual obligation to which such Shareholder is a party.

SECTION 2.04. No Finder’s Fee.  No Shareholder has created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that the Company or the Parent will be responsible for.

SECTION 2.05. Purchase Entirely for Own Account.  The Parent Securities proposed to be acquired by each Shareholder hereunder will be acquired for investment for its or his own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Parent Securities, except in compliance with applicable securities laws.

SECTION 2.06.  Available Information.  Each Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Parent

SECTION 2.07.  Non-Registration. Each Shareholder understands that the Parent Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein.

SECTION 2.08.  Restricted Securities. Each Shareholder understands that the Parent Securities are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Parent Securities would be acquired in a transaction not involving a public offering.  Each Shareholder further acknowledges that if the Parent Securities are issued to the Shareholder in accordance with the provisions of this Agreement, such Parent Securities may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  Each Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

SECTION 2.09.  Legends.  It is understood that the Parent Securities will bear the following legend or another legend that is similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

SECTION 2.10.  Accredited Investor.  Each Shareholder is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

SECTION 2.11  Parent SEC Filings.  Each Shareholder has access to and has reviewed the Parent’s filings with the Securities and Exchange Commission, at WWW.SEC.GOV, including the “Risk Factors” contained therein.

SECTION 2.12  Shareholder Acknowledgment.  There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to each Shareholder’s knowledge, threatened against the Company, or any of the Company’s assets or properties.  There is no judgment, decree or order against any of the Shareholders or the Company that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. There are no material claims, actions, suits, proceedings, inquiries, labor disputes or investigations pending or, to the Shareholder’s or to the Company’s knowledge, threatened against the Company or any of the Company's assets, at law or in equity or by or before any governmental entity or in arbitration or mediation. No bankruptcy, receivership or debtor relief proceedings are pending or, to each Shareholder’s knowledge, threatened against the Company.   To each Shareholder’s knowledge, the Company has complied with, is not in violation of, and has not received any written notices of violation with respect to, any federal, state, local or foreign Law, judgment, decree, injunction or order, applicable to it, the conduct of its business, or the ownership or operation of its business.  Each Shareholder is aware of the Company’s business affairs and financial condition and has reached an informed and knowledgeable decision to sell the Company Shares. Each Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Parent.

Each Shareholder acknowledges that it has read the representations and warranties of the Company set forth in Article III herein and such representations and warranties are, to its knowledge, true and correct as of the date hereof.   Notwithstanding any provision in this Agreement to the contrary, the Shareholders shall have no liability to Parent for any breach by them under this Agreement, except to the extent that any damage or loss  actually incurred by Parent as a result thereof exceeds Twenty Five Thousand Dollars ($25,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate and the Shareholders’ maximum liability therefor shall not exceed an amount equal to the Cash Consideration plus amounts actually received by them under the Notes.  In addition, in no event shall the Shareholders be liable to Parent for any indirect, special, consequential, exemplary or punitive damages or damages for lost profits that may arise under this Agreement as a result of a breach or default by them, or any of them, of this Agreement.

SECTION 2.13.  No Other Representations; Damage Limitations.  Except as set forth in this Article II, none of the Shareholders have made any other representation or warranty to Parent under or in connection with this Agreement or the Transactions contemplated hereby.  The liability of each Shareholder under this Article (or elsewhere under this Agreement) shall be several and not joint with any other Shareholder or the Company.  To the extent that any representation or warranty of a Shareholder or the Company are claimed by Parent to have been breached and such breach can be cured, Parent shall first give notice of any claimed breach thereof  to the Company and/or the Shareholders and the Company and/or the Shareholders (or any of them) shall have thirty (30) days after their receipt of any such notice to cure any such claimed breach (or any such additional reasonable period of time necessary to complete any such cure, provided that the Company and/or the Shareholders (or any of them) diligently prosecutes such cure).

SECTION 2.14.  Survival.  The representations and warranties set forth in this Article II shall survive for one year after the Closing Date.

ARTICLE III

Representations and Warranties of the Company

The Company has provided to the Parent a disclosure schedule (the “Company Disclosure Schedule”) which is attached hereto as Exhibit K. If necessary, the Company will update the Company Disclosure Schedule not later than two (2) business days prior to the Closing Date.  The Company represents and warrants to the Parent, except as set forth in the Company Disclosure Schedule, regardless of whether or not the Company Disclosure Schedule is referenced with respect to any particular representation or warranty, as follows:

SECTION 3.01.  Organization, Standing and Power.  The Company is duly incorporated or organized, validly existing and in good standing under the laws of England and Wales and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions (a “Company Material Adverse Effect”).  The Company and each Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect.  The Company has delivered to the Parent true and complete copies of the Certificate of Incorporation and Memorandum of Association of the Company, each as amended to the date of this Agreement (as so amended, the “Company Charter Documents”).

SECTION 3.02.  Subsidiaries; Equity Interests.  Except as set forth in the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person (each, a “Subsidiary” and collectively, the “Subsidiaries”).

SECTION 3.03.  Capital Structure.  The authorized share capital of the Company consists of 1,000 Ordinary Shares with 1,000 Ordinary Shares outstanding.    No shares or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of its state of incorporation, the Company Charter Documents or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote (“Voting Company Debt”).  Except as otherwise set forth herein or as set forth in the Company Disclosure Schedule, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares or capital stock or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the shares or capital stock of the Company.

SECTION 3.04. Authority; Execution and Delivery; Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Shareholders and Sole Director and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general applicability as to which the Company is subject.

SECTION 3.05. No Conflicts; Consents.

(a)           The execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under any provision of (i) the Company Charter Documents, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any material judgment, order or decree (“Judgment”) or material Law applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)           Except for any filings with the Securities and Exchange Commission (the “SEC”) and applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

SECTION 3.06.  Taxes.

(a)           The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in the Company Disclosure Schedule, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(b)           If applicable, the Company has established an adequate reserve reflected on its financial statements for all Taxes payable by the Company (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)           For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States, United Kingdom or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.07.  Litigation.  There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”), with respect to which, relating solely to any inquiry, notice of violation or investigation, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal, state or foreign securities laws or a claim of breach of fiduciary duty.

SECTION 3.08.  Compliance with Applicable Laws.  The Company is, to its knowledge, in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  This Section 3.08 does not relate to matters with respect to Taxes, which are the subject of Section 3.06.

SECTION 3.09.  Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.10.  Financial Statements.  Set forth in Exhibit N (A) the unaudited  balance sheets of the Company as of December 31, 2012 and 2013, together with the unaudited  statements of profit and loss of the Company for the years then ended, and the related notes thereto, and (B) the unaudited  balance sheet of the Company as of September 30, 2014, together with the related unaudited  statement of profit and loss  of the Company for the nine-month period then ended (such unaudited financial statements collectively being referred to herein as the “Company Financial Statements”).  The Company Financial Statements, together with the notes thereto, have been prepared utilizing financial data from the U.K. version of Quickbooks and have otherwise been prepared in accordance with the provisions applicable to companies subject to the small companies’ regime and the Financial Reporting Standard for Smaller Entities (effective April 2008) (“U.K. Accounting Standards”) as stated therein and, therefore, do not contain all notes required by generally accepted accounting principles in the United States (“GAAP”) and are subject to normal year-end audit adjustments).  The Company Financial Statements fairly present in all material respects the financial position of the Company at the dates thereof and the results of the operations of the Company for the respective periods indicated.

SECTION 3.11.  No Additional Agreements.  The Company does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

SECTION 3.12.  Investment Company.  The Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.13.  Contracts.  The Company Disclosure Schedule sets forth all Contracts that are material to the business, properties, assets, condition (financial or otherwise), or results of operations of the Company, all of which have been received and reviewed by Parent.  The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  The Company’s execution of this Agreement and the consummation of the Transactions contemplated herein would not violate any Contract to which the Company is a party nor will the execution of this Agreement or the consummation of the Transactions consummated hereby violate or trigger any “change in control” provision or covenant in any Contract to which the Company is a party.

SECTION 3.14.  Title to Properties.

(a)       The Company does not own any real property. The Company has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all Liens other than those Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company to conduct business as currently conducted.

(b)The Company is the record and beneficial owner, and has good and marketable title to certain assets characterized in the Company Financial Statements as “Stocks” as set forth on Exhibit D (the “Inventory”) with the right and authority to sell and deliver such Inventory to Parent as provided herein.  The Company owns the Inventory free and clear of any and all Liens, claims, encumbrances, preemptive rights, rights of first refusal and adverse interests of any kind and is not aware of any third party claims against or challenging its ownership or control of the Inventory. Upon consummation of this Agreement, the Company shall retain good title to such Inventory, free and clear of all Liens.  All Inventory is saleable in the ordinary course of business.  The amount at which the Inventory is carried on the Company Financial Statements reflects an inventory valuation policy of the Company which is in accordance with U.K. Accounting Standards, consistently applied.  The Company believes that no valid grounds exist to write off any of the Inventory.

SECTION 3.15.  Intellectual Property.  The Company does not own any Intellectual Property.  The Company is validly licensed or otherwise has the right to use, all Intellectual Property (the “Intellectual Property Rights”) which are material to the conduct of the business of the Company taken as a whole, which are as set forth in the Company Disclosure Schedule.  The Company Disclosure Schedule sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Company taken as a whole.  No claims are pending or, to the knowledge of the Company, threatened that the Company is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

SECTION 3.16.  Insurance.  The Company has provided to Parent all insurance policies held by the Company.

SECTION 3.17. Transactions With Affiliates and Employees.  Except as set forth in the Company Disclosure Schedule, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services rendered to the Company as employees, officers and directors), including any contract, agreement or other written arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 3.18.  Application of Takeover Protections.  The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company Charter Documents or the laws of the United Kingdom that is or could become applicable to each Shareholder as a result of each Shareholder and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Parent Securities and the Shareholder’s ownership of the Parent Securities.

SECTION 3.19.  Labor Matters.  There are no collective bargaining or other labor union agreements to which the Company is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

SECTION 3.20.  Benefit Plans; Excess Parachute Payments. The Company does not, and since its inception never has, maintained, or contributed to any employee pension benefit plans, employee welfare benefit plans or any other benefit plans for the benefit of any current or former employees, consultants, officers or directors of Company.

SECTION 3.21.  Disclosure.  All disclosures contained in the representations and warranties provided to the Parent in this Article regarding the Company, its business and the Transactions, are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Except as provided in this Article, the Company has not made any other representation or warranty under or in connection with this Agreement or the Transactions contemplated hereby.  To the extent that any representation or warranty of the Company are claimed by Parent to have been breached and such breach can be cured, Parent shall first give notice of any claimed breach thereof to the Company and the Company shall have thirty (30) days after their receipt of any such notice to cure any such claimed breach (or any such additional reasonable period of time necessary to complete any such cure, provided that the Company diligently prosecutes such cure).

SECTION 3.22.  Absence of Certain Changes or Events.  Except in connection with the Transactions, since September 30, 2014 the Company has conducted its business only in the ordinary course, and during such period there has not been:

(a)           any material change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business, or that have not caused, in the aggregate, a Company Material Adverse Effect;

(b)           any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

(c)           any waiver or compromise by the Company of a material valuable right or of a material debt owed to it;

(d)           any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(e)           any material change to a material Contract by which the Company or any of its assets is bound or subject;

(f)           any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for Taxes not yet due or payable and liens that arise in the ordinary course of business which do not materially impair the Company’s ownership or use of such property or assets;

(g)           any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h)           any alteration of the Company’s method of accounting or the identity of its auditors;

(i)           any declaration or payment of dividend or distribution of cash or other property to the Shareholder or any purchase, redemption or agreements to purchase or redeem any capital stock;

(j)           any issuance of equity securities to any officer, director or affiliate; or

(k)           any arrangement or commitment by the Company to do any of the things described in this Section.

SECTION 3.23.  Foreign Corrupt Practices.  Neither the Company, nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

SECTION 3.24  Licenses and Permits.  The Company has obtained and maintains all required licenses, permits, consents, approvals, registrations, memberships, authorizations and qualifications required to be maintained in connection with the operations of the Company as presently conducted, where the failure to so obtain would be reasonably expected to have a Company Material Adverse Effect.  The Company is not in default under any of such licenses, permits, consents, approvals, registrations, memberships, authorizations and qualifications, where the default would be reasonably expected to have a Company Material Adverse Effect.

SECTION 3.25  Environmental Laws.  The Company (i) is in compliance in all material respects with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its businesses and (iii) is in compliance in all material respects with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

SECTION 3.2 Indebtedness. All outstanding material Indebtedness (as defined below) of the Company is set forth in on the Company Disclosure Schedule.  The Company (i) is not in violation of any term of or is in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Company Material Adverse Effect, and (ii) is not a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company's officers, has or is expected to have a Company Material Adverse Effect.    For purposes of this Agreement:  (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof and any other legal entity.

SECTION 3.27.  No Other Representations.  Except as set forth in this Article III, the Company has not made any other representation or warranty to Parent under or in connection with this Agreement or the Transactions contemplated hereby.

SECTION 3.28.  Survival.  The representations and warranties set forth in this Article III shall survive for one year after the Closing Date; provided however, that the representations and warranties set forth in Section 3.06 relating to Taxes, Section 3.19 relating to labor matters, Section 3.20 relating to benefit plans and parachute payments and Section 3.25 relating to environmental matters shall survive until the close of business on the sixtieth (60th) day following the expiration of the applicable statute of limitations.

ARTICLE IV

Representations and Warranties of the Parent

The Parent has provided to the Company a disclosure schedule (the “Parent Disclosure Schedule”) which is attached hereto as Exhibit L.  If necessary, Parent will update the Parent Disclosure Schedule not later than two (2) business days prior to the Closing Date.  The Parent represents and warrants as follows to the Shareholders and the Company that, except as set forth in the Parent Disclosure Schedule:

SECTION 4.01.  Organization, Standing and Power.  The Parent is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Parent, a material adverse effect on the ability of the Parent to perform its obligations under this Agreement or on the ability of the Parent to consummate the Transactions (a “Parent Material Adverse Effect”).  Except as set forth in the Parent Disclosure Schedule, the Parent is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Parent Material Adverse Effect.  The Parent has made available to the Company true and complete copies of the articles of incorporation  of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the Bylaws of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”).

SECTION 4.02.  Subsidiaries; Equity Interests.  Except as set forth in the Parent Disclosure Schedule, the Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

SECTION 4.03.  Capital Structure.  Attached to this Agreement as Exhibit E is a capitalization schedule of the Parent dated as of the date of this Agreement. The authorized capital stock of the Parent consists of Two Hundred Million (200,000,000) shares of common stock, par value $0.0001 per share, and Twenty Million (20,000,000) shares of preferred stock, par value $0.0001 per share, of which (i) 5,383,172 shares of common stock are issued and outstanding (before giving effect to the issuances of Parent Common Stock to be made at Closing), (ii) Twenty Thousand (20,000) shares of preferred stock are designated as Series A Convertible Preferred Stock, of which Twenty Thousand (20,000) shares are issued and outstanding, (iii) Thirty Thousand (30,000) shares of preferred stock are designated as Series B Convertible Preferred Stock, of which Six Thousand Six Hundred and Sixty-Six (6,666) shares are issued and outstanding, (iv) Four Million (4,000,000) shares of preferred stock are designated as Series C Convertible Preferred Stock, of which One Million (1,000,000)  shares are issued and outstanding, (v) Five Million (5,000,000) shares of preferred stock are designated as Series D Convertible Preferred Stock, of which Five Million (5,000,000) shares are issued and outstanding and (vi) no shares of common stock or preferred stock are held by the Parent in its treasury.  No other shares of capital stock or other voting securities of the Parent are issued, reserved for issuance or outstanding, except as set forth on the Parent Disclosure Schedule and as otherwise provided in Section 1.01.  All outstanding shares of the capital stock of the Parent are, and all such shares that may be issued prior to the date hereof and all of the Parent Securities to be issued to the Shareholders on the Closing Date will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the Parent Charter, the Parent Bylaws or any Contract to which the Parent is a party or otherwise bound.. None of the Parent Securities to be issued to the Shareholders on the Closing Date will be subject to any Liens.  Except as set forth in the Parent Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent common stock may vote (“Voting Parent Debt”).  Except in connection with the Transactions and except as set forth in the Parent Disclosure Schedule, as of the date of this Agreement and on the Closing Date, there are not and will not be any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Parent is a party or by which it is bound (i) obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Parent or any Voting Parent Debt, (ii) obligating the Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Parent.  As of the date of this Agreement, there are no outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent.   Except as set forth in the Parent Disclosure Schedule, the Parent is not a party to any agreement granting any security holder of the Parent the right to cause the Parent to register shares of the capital stock or other securities of the Parent held by such security holder under the Securities Act.  None of the rights of the holders of the preferred stock of Parent will impact, limit, or have any other effect on the payment of the Notes, when due, under this Agreement.

SECTION 4.04. Authority; Execution and Delivery; Enforceability.  The Parent has all requisite corporate power and authority to execute and deliver this Agreement and consummate all Transactions.  The execution and delivery by the Parent of this Agreement and the consummation by the Parent of the Transactions have been duly authorized and approved by the Board of Directors of the Parent and no other corporate actions, proceedings, or approvals on the part of the Parent are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with the terms hereof.

SECTION 4.05.  No Conflicts; Consents.

(a)           The execution and delivery by the Parent of this Agreement, does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Parent under, any provision of (i) the Parent Charter or Parent Bylaws, (ii) any material Contract to which the Parent is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to the Parent or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           No consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the (A) filing with the SEC of reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (B) filings under state “blue sky” laws, as each may be required in connection with this Agreement and the Transactions.

SECTION 4.06.  SEC Documents; Undisclosed Liabilities.

(a)           The Parent has filed all required Parent SEC Documents since January 1, 2014, pursuant to Sections 13 and 15 of the Exchange Act, as applicable (the “Parent SEC Documents”).

(b)           As of its respective filing date, each Parent SEC Document, and all documents used by Parent in connection with any private placement of the Parent’s securities (a “Private Placement Document”),  complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents or any Private Placement Document contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Parent included in the Parent SEC Documents comply as to form and content in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)           Except as set forth in the Parent Disclosure Schedule, to its knowledge the Parent has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Parent or in the notes thereto.

SECTION 4.07.  Information Supplied.  None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in any SEC filing or report contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.08.  Absence of Certain Changes or Events.  Except as disclosed in the Parent Disclosure Schedule, from the date of the most recent audited financial statements included in the filed Parent SEC Documents (i.e., the financial statements for the period ended and as at December 31, 2013) to the date of this Agreement, the Parent has conducted its business only in the ordinary course, and during such period there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of the Parent from that reflected in the Parent Disclosure Schedule, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect;

(b)           any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;

(c)           any waiver or compromise by the Parent of a valuable material right or of a material debt owed to it;

(d)           any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Parent Material Adverse Effect;

(e)           any material change to a material Contract by which the Parent or any of its assets is bound or subject;

(f)           any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)           any resignation or termination of employment of any officer of the Parent;

(h)           any mortgage, pledge, transfer of a security interest in, or lien, created by the Parent, with respect to any of its material properties or assets, except liens for Taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Parent’s ownership or use of such property or assets;

(i)           any loans or guarantees made by the Parent to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)           any declaration, setting aside or payment or other distribution in respect of any of the Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Parent;

(k)           any alteration of the Parent’s method of accounting or the identity of its auditors;

(l)           any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Parent stock option plans; or

(m)           any arrangement or commitment by the Parent to do any of the things described in this Section 4.08.

SECTION 4.09.  Taxes.

(a)           The Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)           To the Parent’s knowledge, there are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Parent.  The Parent is not bound by any agreement with respect to Taxes.

SECTION 4.10.  Absence of Changes in Benefit Plans.  From the date of the most recent audited financial statements included in the Parent SEC Documents (i.e., the financial statements for the period ended and as of December 31, 2013) to the date of this Agreement, except as set forth in the Parent Disclosure Schedule, there has not been any adoption or amendment in any material respect by Parent of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Parent (collectively, “Parent Benefit Plans”).  As of the date of this Agreement, except as disclosed in the Parent Disclosure Schedule, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Parent and any current or former employee, officer or director of the Parent, nor does the Parent have any general severance plan or policy.

SECTION 4.11.  Litigation.  Except as disclosed in the Parent Disclosure Schedule, there is no Action which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Parent Securities or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect.  Neither the Parent nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 4.12.  Compliance with Applicable Laws.  Except as disclosed in the Parent Disclosure Schedule, the Parent is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Except as set forth in the Parent Disclosure Schedule, the Parent has not received any written communication during the past two years from a Governmental Entity that alleges that the Parent is not in compliance in any material respect with any applicable Law.  The Parent is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 4.13.  Labor Matters.  There are no collective bargaining or other labor union agreements to which the Parent is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of the Parent, is imminent with respect to any of the employees of the Parent.  Other than agreements or arrangements between Parent and its current Chief Executive Officer, Parent is not a party to any employment or consulting contract or other arrangement with any officer, director, employee, agent, or consultant that requires Parent to pay any cash or non-cash compensation to any of the foregoing, except as noted in the Parent Disclosure Schedule.

SECTION 4.14.  Transactions with Affiliates and Employees.  Except as set forth in the Parent Disclosure Schedule, none of the officers or directors of the Parent and, to the knowledge of the Parent, none of the employees of the Parent is presently a party to any transaction with the Parent or any subsidiary (other than for services rendered to the Parent as employees, officers and directors), including any contract, agreement or other written arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 4.15.  Investment Company.  The Parent is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.16. Title to Properties.  The Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which the Parent has leasehold interests, are free and clear of all Liens and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Parent to conduct business as currently conducted.  The Parent has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.

SECTION 4.17.  Intellectual Property.  The Parent owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of the Parent taken as a whole.  The Parent Disclosure Schedule sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Parent taken as a whole.  No claims are pending or, to the knowledge of the Parent, threatened that the Parent is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the knowledge of the Parent, no person is infringing the rights of the Parent with respect to any Intellectual Property Right.

SECTION 4.18.  Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parent.

SECTION 4.19.  Issuance of the Parent Securities. The Parent Securities are duly authorized and, when issued in accordance with this Agreement, and, with respect to the Conversion Stock, when issued in accordance with the Certificate of Designation, the Shareholders will receive good title to such Parent Securities, and such Parent Securities will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens, other than restrictions generally imposed by federal and state securities laws.  The issuance of the Parent Securities to the Shareholders is not subject to any preemptive or similar rights to subscribe for or purchase securities.

SECTION 4.20.  No Other Representations.  Except as set forth in this Article IV, the Parent has not made any other representation or warranty to the Company or Shareholders under or in connection with this Agreement or the Transactions contemplated hereby.  To the extent that any representation or warranty of Parent are claimed by the Company or the Shareholders to have been breached and such breach can be cured, the Company and/or the Shareholders shall first give notice of any claimed breach thereof to the Parent and the Parent shall have thirty (30) days after their receipt of any such notice to cure any such claimed breach (or any such additional reasonable period of time necessary to complete any such cure, provided that Parent diligently prosecutes such cure).

SECTION 4.21. Survival.  The representations and warranties set forth in this Article IV shall survive for one year after the Closing Date.

ARTICLE V

Deliveries

SECTION 5.01.  Deliveries of the Shareholders.  At or prior to the Closing, the Shareholders shall deliver to the Parent any document or instrument provided to the Shareholders by Parent prior to the Closing, including a share transfer power, in order to effectuate a transfer and assignment to Parent by the Shareholders of their Company Shares to the Parent.  The Shareholders acknowledge that this Agreement, by virtue of their execution of this Agreement, shall constitute a limited power of attorney in the Parent or any officer thereof to effectuate any Company Share transfers as may be required under applicable law at or after the Closing, including, without limitation, recording such transfer in any share registry, if any, maintained by the Company for such purpose.

SECTION 5.02.  Deliveries of the Parent.

(a)           At or prior to the Closing, the Parent shall deliver to the Company and the Shareholders:

(i)	An updated Parent Disclosure Schedule pursuant to Article IV hereof;

(ii)	The Note, duly executed by Parent and issued to David Phipps, a Shareholder, as set forth on Exhibit C;

(iii)	The Cash Consideration to David Phipps, as set forth on Exhibit C;

(iv)
A certificate from the Parent, signed by its Secretary, certifying that the copies of the Parent Charter, Parent Bylaws and resolutions of the Board of Directors of the Parent attached thereto approving this Agreement, the Certificate of Designation and the Transactions contemplated hereunder, in the form attached hereto as Exhibit F, are all true, complete and correct and remain in full force and effect;

(v)	A certificate from the Parent in the form attached hereto as Exhibit G, signed by the Secretary certifying as accurate and complete the matters set forth in Section 6.01(a) and Section 6.01(i);

(vi)	A copy of the as filed Certificate of Designation and Preferences for Parent’s Series E preferred stock covering the shares of the Parent Preferred Stock being issued to the Shareholders at Closing;

(vii)	Evidence of the appointment of Jenna Foster to the Parent’s Board of Directors;

(viii)
Evidence of the appointment of Mr. Phipps as the President of Orbital Satcom Corp., a wholly owned subsidiary of Parent (“Orbital Satcom”) and the appointment of Thomas Seifert as controller of Orbital Satcom;

(ix)
The Executive Employment Agreement between Orbital Satcom and David Phipps, duly executed by Orbital Satcom, substantially in the form attached hereto as Exhibit H (the “Phipps Employment Agreement”); and

(x)
The Director and Officer Indemnification Agreements between Orbital Tracking Corp. and each of David Phipps and Jenna Foster,  duly executed by the Parent, substantially in the form attached hereto as Exhibit M (the “Parent Indemnification Agreements”).

(b)           At or prior to the Closing, the Parent shall pay David Phipps Twenty-Five Thousand Dollars ($25,000) in immediately available funds as compensation for transition services previously provided and fully earned by him in anticipation of this Agreement.

(c)           Promptly following the Closing, the Parent shall deliver to the Shareholders certificates representing the new shares of Parent Common Stock and Parent Preferred Stock issued to the Shareholders as set forth on Exhibit C.

SECTION 5.03.  Deliveries of the Company.

(a)           At or prior to the Closing, the Company shall deliver to the Parent:

(i)	An updated Company Disclosure Schedule pursuant to Article III hereof;

(ii)	Any instrument or document requested by Parent to effectuate a transfer and assignment of the Company Shares owned by the Shareholders pursuant to Section 5.01;

(iii)
A certificate from the Company, signed by its Secretary certifying that the  copies of the Company’s Charter Documents and resolutions of the Sole Director and Shareholders of the Company attached thereto approving this Agreement and the Transactions, in the form attached hereto as Exhibit I, are all true, complete and correct and remain in full force and effect;

(iv)	A certificate from the Company in the form attached hereto as Exhibit J signed by the Secretary certifying as accurate and complete the matters set forth in Section 6.02(a);

(v)	An updated Exhibit D setting forth the Inventory as of the Closing Date;

(vi)	The Phipps Employment Agreement, duly executed by David Phipps; and

(vii)	The Indemnification Agreements duly executed by David Phipps and Jenna Foster.

ARTICLE VI

Conditions to Closing

SECTION 6.01.  Shareholders and Company Conditions Precedent.  The obligations of the Shareholders and the Company to enter into and complete the Closing is subject, at the option of the Shareholders and the Company, to the fulfillment on or prior to the Closing Date of the following conditions, any one of which may be waived by the Shareholders and the Company:

(a)           Representations and Covenants. The representations and warranties of the Parent contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except the representations and warranties of Parent otherwise qualified by materiality shall be true and correct in all respects.  The Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Parent on or prior to the Closing Date.  The Parent shall have delivered to the Shareholders and the Company, a certificate, dated the Closing Date, to the foregoing effect.

(b)           Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Parent or the Company.

(c)           No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 30, 2014 which has had or is reasonably likely to cause a Parent Material Adverse Effect.

(d)           SEC Reports.  The Parent shall have timely filed all reports and other documents required to be filed by Parent under the U.S. federal securities laws through the Closing Date.

(e)           Deliveries.  The deliveries specified in Section 5.02 shall have been made by the Parent.

(f)           No Suspensions of Trading in Parent Stock; Listing.  Trading in the Parent’s common stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Parent) at any time since the date of execution of this Agreement, and the Parent’s common stock shall have been at all times since such date listed for trading on a trading market.

(g)           Satisfactory Completion of Due Diligence.  The Company and the Shareholders shall have completed their legal, accounting and business due diligence of the Parent and the results thereof shall be satisfactory to the Company and the Shareholders in their sole and absolute discretion.

               (h)           Cash on Hand.  The Parent shall have, on the Closing Date, cash on hand (which, for the avoidance of doubt, shall include any cash on hand of the Company), including the net proceeds of any financings consummated in connection with the Transactions contemplated by this Agreement, in the minimum amount of $1,050,000.

(i)           Closing Capitalization.  At Closing, the authorized capitalization and the number of issued and outstanding shares of Parent Common Stock and Parent Preferred Stock on a fully diluted basis for the Parent shall be as described in the Parent Disclosure Schedule.

(j)           Board of Directors.  At Closing, the Board of Directors of Parent shall consist solely of two persons, David Rector and Jenna Foster.

SECTION 6.02.  Parent Conditions Precedent.  The obligations of the Parent to enter into and complete the Closing are subject, at the option of the Parent, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Parent in writing.

(a)           Representations and Covenants.  The representations and warranties of the Shareholders and the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date, except the representations and warranties of Shareholders and the Company otherwise qualified by materiality shall be true and correct in all respects with the same force and effect as though made on and as of the Closing Date.  The Shareholders and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and the Company on or prior to the Closing Date.  The Company shall have delivered to the Parent a certificate, dated the Closing Date, to the foregoing effect with respect to the Company.

(b)           Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Parent, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Company.

(c)           No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 30, 2014 which has had or is reasonably likely to cause a Company Material Adverse Effect.

(d)           Deliveries.  The deliveries specified in Section 5.01 and Section 5.03 shall have been made by the Shareholders and the Company, respectively.

(e)           Post-Closing Capitalization.  At Closing, the authorized capitalization, and the number of issued and outstanding shares of the Company, on a fully-diluted basis, shall be as described in the Company Disclosure Schedule.

(f)           Satisfactory Completion of Due Diligence.  The Parent shall have completed its legal, accounting and business due diligence of the Company and the results thereof shall be satisfactory to the Parent in its sole and absolute discretion.

ARTICLE VII

Covenants

SECTION 7.01.  Audit of Company Financial Statements.  The Company shall deliver to Parent audited financial statements for the years ended December 31, 2013 and 2014 and unaudited financial statements for the interim period ended March 31, 2015 no later than 50 days from the Closing Date. The Shareholders will cooperate fully with the auditors that have been recommended by Parent to complete such financial statements,

SECTION 7.02.  Public Announcements.  The Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

SECTION 7.03.  Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Closing under this Agreement is consummated, except as provided in Section 10.10.

SECTION 7.04.  Filing of 8-K and Press Release.  The Parent shall file, no later than four (4) business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosures regarding the Transactions.  Parent will also timely prepare and file, at its expense, on behalf of any qualified Shareholder, the initial Report of Beneficial Ownership and Schedule 13D, as applicable, and provide a copy of same to the applicable Shareholder.

SECTION 7.05.  Access.  Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

SECTION 7.06.  Authorized Capital Increase.  The Parent shall use its reasonable best efforts to effectuate the increase of its authorized shares of common stock from 200,000,000 shares of common stock to 750,000,000 shares of common stock on or prior to March 31, 2015.   When completed, Parent shall provide the Shareholders with evidence of same.

SECTION 7.07.  Registration Rights.  The Parent shall file a “resale” registration statement with the SEC covering 150,000 shares of the Parent Common Stock (the “Registrable Securities”), so that the shares of Parent Common Stock will be registered under the Securities Act. The Parent will maintain the effectiveness of the “resale” registration statement from the effective date of the registration statement until all Registrable Securities covered by such registration statement have been sold, or may be sold without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, as determined by the counsel to the Parent. The Parent will use its reasonable best efforts to have such “resale” registration statement filed within thirty (30) days after the Closing Date (the “Filing Date”) and declared effective by the SEC as soon as possible and, in any event, within sixty (60) days after the Filing Date (the “Effectiveness Deadline”), unless extended with the consent of all of the holders of Registrable Securities.

SECTION 7.08.  Parent Board Composition.  At Closing, the Board of Directors of Parent shall consist solely of David Rector and Jenna Foster.  Parent covenants and agrees that neither David Rector nor any other person nominated by or on behalf of Parent will appoint any other Board member of Parent after the Closing for a period of twelve months and that Parent’s Board of Directors will not be increased or consist of additional members in the absence of the written consent of David Phipps.  This covenant will survive the Closing.

ARTICLE VIII

Indemnification

SECTION 8.01.  Indemnification by the Parent.  The Parent shall defend, indemnify, and hold the Shareholders harmless, and each director, officer, member, partner, employee, consultant, agent, or affiliate thereof, from and against any claim, loss, damage, liability, and expense, including attorneys’ fees and disbursements (collectively, the “Losses”) incurred in connection with or based upon (i) the conduct of the business of the Company after the Closing Date, or (ii) any uncured breach by Parent of any of its representations, warranties, covenants, or obligations under this Agreement.  The representations and warranties of the Parent shall survive for the periods set forth in Section 4.21.

SECTION 8.02.  Indemnification Procedures.  If any action or proceeding (a “Third Party Action”) is threatened or commenced by any third party against the parties entitled to indemnification pursuant to Section 8.01 (collectively, an “Indemnified Party”), then such Indemnified Party will give written notice thereof to Parent which is obligated to provide indemnification under this Article (the “Indemnifying Party”) as promptly as practicable; provided that any delay in giving such written notice will not constitute a breach of this Agreement and will not excuse the Indemnifying Party’s obligations except to the extent, if at all, that the Indemnifying Party is materially prejudiced by such delay.  The Indemnifying Party shall be entitled to take control of the defense and/or investigation of such Third Party Action by written notice delivered to the Indemnified Party within twenty (20) days after receipt of written notice of the Third Party Action, together with a written agreement to pay to the Indemnified Party all of its Losses arising out of such Third Party Action.  If the Indemnifying Party elects to take control, it may employ and engage, at its sole cost and expense, attorneys and advisors of its own selection, who must be reasonably acceptable to the Indemnified Party; provided that the Indemnified Party may participate in such Third Party Action (including any appeal) at its sole cost and expense; provided, further, that in the event it would reasonably result in a conflict of interest for the Indemnifying Party to represent the Indemnified Party’s interests or there are one or more defenses available to the Indemnified Party that are not available to the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable legal and other costs and expenses of the Indemnified Party’s participation in the Third Party Action.  The Indemnifying Party shall, with respect to the Third Party Action, keep the Indemnified Party advised of all developments, shall provide the Indemnified Party with copies of all documents exchanged in court, and shall cooperate fully with the Indemnified Party in all actions in connection with any such defense on a timely basis. In no event shall the Indemnifying Party settle any Action without the Indemnified Party’s prior written consent (not to be unreasonably withheld) to the extent such settlement involves any condition, remedy, or other obligation of the Indemnifying Party, other than the payment of money which is to be fully paid by the Indemnifying Party upon the consummation of a settlement agreement or does not include a full and unconditional release of the Indemnified Party.

SECTION 8.03 Limitations.

(a)           Each Indemnified Party entitled to indemnification hereunder shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder.

(b)           Parent shall only be liable for indemnification under this Agreement to the extent that the aggregate amount of all Losses in respect of indemnification under this Agreement exceeds $25,000.  The Shareholders waive, on behalf of themselves and the other Indemnified Parties claiming through the Shareholders, any right to multiply actual damages or recover consequential, indirect, special, punitive or exemplary damages (including, without limitation, damages for lost profits or loss of business opportunity) arising in connection with or with respect to the indemnification provisions hereof.  The Parent’s maximum liability under this Article IX for Losses based upon an uncured breach by Parent of any of its representations, warranties, covenants, or obligations under this Agreement, shall not exceed Five Hundred and Fifty Thousand Dollars ($550,000).

ARTICLE IX

Miscellaneous

SECTION 9.1.  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be either delivered personally, receipt acknowledged, or sent by United States certified mail, return receipt requested, postage prepaid, or by recognized courier service, receipt acknowledged, and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent, to:
Orbital Tracking Corp.
1990 N California Blvd.8th Floor
Walnut Creek, California 94596
Attention: David Rector, Chief Executive Officer

If to the Parent, copies to:

Harvey J. Kesner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006

If to the Company, to:
Global Telesat Communications Limited
Unit G5, Arena Business Centre,
Holyrood Close, Poole, BH17 7FJ
Attention: David Phipps

If to the Shareholders at the addresses set forth in Exhibit C hereto.

If to the Company or the Shareholders, copies to:

Robert L. Blessey, Esq.
Gusrae Kaplan Nusbaum PLLC
120 Wall Street
New York, New York 10005

SECTION 9.2.  Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Parent and the Shareholders.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof (unless the instrument of waiver states otherwise), nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

SECTION 9.3.  Replacement of Securities.  If any certificate or instrument evidencing any Parent Securities, is mutilated, lost, stolen or destroyed, the Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefore, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement.  If a replacement certificate or instrument evidencing any Parent Security is requested due to a mutilation thereof, the Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

SECTION 9.4.  Remedies.  In addition to being entitled to exercise all rights provided in this Agreement or granted by law, including recovery of damages, the Shareholders, Parent and the Company will be entitled to specific performance under this Agreement.  The Parties agree that, in such instance, monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate and that no bond or any security will be required to be posted in connection therewith.

SECTION 9.5.  Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 9.6.  Knowledge.  All references in this Agreement to the terms “knowledge” or “best knowledge” shall mean the actual knowledge of the party to whom or which such knowledge is being attributed, without the requirement of such party to conduct any independent inquiry or investigation.

SECTION 9.7.  Severability.  If any term or other provision of this Agreement is judicially determined to be invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.8.  Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

SECTION 9.9.  Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Exhibits, inclusive of the Company Disclosure Schedule and the Parent Disclosure Schedule, (a) constitutes the entire agreement among the Parties hereto with respect to the subject matter of this Agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies (except as noted in Section 9.11 below).

SECTION 9.10.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to its principles of conflicts of laws.  Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the Federal or state courts sitting in New York County.  By their execution hereof, the Parties hereto consent and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any suit or proceeding commenced in such courts under this Agreement may be served upon it or them personally or by United States certified mail, return receipt requested, or by Federal Express or other recognized courier service, with the same force and effect as if personally served upon it or them in New York County. The Parties hereto each waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense of lack of in personam jurisdiction with respect thereto.  The Parties hereby waive any and all rights to trial by jury.  In the event that any Party hereto commences a legal proceeding to enforce the provisions of this Agreement, the Party prevailing therein shall be entitled to reimbursement from the breaching Party of the costs and expenses (including legal fees) incurred by the prevailing Party in connection therewith.

SECTION 9.11.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations of the Parties under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors, permitted assigns, heirs, executors and personal representatives.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

The Parent:
ORBITAL TRACKING CORP. By: ________________________ Name: David Rector Title: Chief Executive Officer

The Company:
GLOBAL TELESAT COMMUNICATIONS LIMITED By:______________________ Name: David Phipps Title: Managing Director

The Shareholders:
____________________ Shareholder
____________________ Shareholder
____________________ Shareholder
____________________ Shareholder
____________________ Shareholder
____________________ Shareholder
____________________ Shareholder

[Signature Page to Share Exchange Agreement]